UNITED STATES
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COEUR D’ALENE MINES CORPORATION

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For Immediate Release
COEUR D’ALENE MINES, BOLNISI AND PALMAREJO ANNOUNCE AGREEMENT
TO MERGE IN TRANSACTION VALUED AT APPROXIMATELY $1.1 BILLION
To Create World’s Leading Primary Silver Company
COEUR D’ALENE, Idaho; SYDNEY, Australia; and LONGUEUIL, Quebec — May 3, 2007 — Coeur d’Alene Mines Corporation (NYSE: CDE, TSX: CDM) (“Coeur”), Bolnisi Gold NL (ASX: BSG) (“Bolnisi”) and Palmarejo Silver and Gold Corporation (TSX-V: PJO) (“Palmarejo”) announced today that they have entered into agreements, which have been approved unanimously by their respective boards of directors, as well as a special committee of independent directors of the Palmarejo board of directors, to merge creating the world’s leading primary silver producer. Pursuant to the agreements, Coeur will acquire all of the shares of Bolnisi, and all of the shares of Palmarejo not owned by Bolnisi, in a transaction valued at approximately US$1.1 billion (the “Transaction”).
Under the terms of the Transaction, Bolnisi shareholders will receive 0.682 Coeur shares for each Bolnisi share they own (or, at the election of the Bolnisi shareholder, CHESS Depositary Interests representing Coeur shares), and Palmarejo shareholders will receive 2.715 Coeur shares for each Palmarejo share they own. It is anticipated that this will result in Coeur issuing a total of approximately 271.3 million new shares. In addition, Bolnisi and Palmarejo shareholders will receive a nominal cash payment equal to A$0.004 (US$0.003) per Bolnisi share and C$0.004 (US$0.003) per Palmarejo share.1
Bolnisi and Palmarejo currently own 100% of the Palmarejo Project which is located in the state of Chihuahua, Mexico. The Palmarejo Project is one of the highest-quality primary silver projects in the world today, to which Coeur believes it can create significant additional value by leveraging its extensive exploration, development and underground and open pit mining expertise.
The Transaction will create a combined entity that expects to realize several significant strategic benefits, including:
•	Leading Silver Producer: Upon completion of the Transaction and following commencement of production at the Palmarejo Project, Coeur will be positioned as the world’s leading primary silver producer in terms of silver production and silver resources. Based on Palmarejo mineral resource estimates and all the metallurgical and mining studies completed to date, Palmarejo is constructing a 2 million tonne per annum processing plant capable of producing 12 million ounces of silver and 110,000 ounces of gold annually, which Coeur expects would nearly double its current production levels. As a result of this Transaction, Coeur is expected to:
•	Produce approximately 32 million silver ounces and approximately 290,000 gold ounces in 2009 — silver production accounting for approximately two-thirds of total production by value based on analyst consensus metal prices for 2009;

•	Possess a mineral resource base of over 364 million ounces of measured and indicated silver mineral resources (inclusive of silver mineral reserves) and 96.6 million ounces of inferred silver mineral resources and 3.4 million ounces of measured and indicated gold mineral resources and 0.95 million ounces of gold inferred mineral resources. Detailed descriptions of mineral resources and reserves of both Coeur and Palmarejo are attached at the end of this news release;

•	Have a leading growth profile with silver production compound annual growth of approximately 47% between 2007 and 2009; and

•	Continue its no-hedge silver policy, maximizing leverage to silver prices.

[1]	As of May 2, 2007 US$1.00 = A$0.8248 = C$0.9016.

•	Well-Diversified Portfolio: Coeur owns and operates three silver mines in North America and South America, owns all of the silver production and mineral reserves of two operating mines in Australia, and is constructing a new silver mine in Bolivia and a new gold mine in Alaska. The addition of the Palmarejo Project to Coeur’s portfolio will geographically diversify Coeur’s asset mix and provide entry into a prolific mining area of Mexico, which is the world’s second largest silver producing country.

•	Increased Exploration Potential: The combination of Coeur’s prospective exploration portfolio and the Palmarejo properties is expected to provide considerable exploration upside potential for shareholders.

•	Low-Cost Producer: The Palmarejo Project’s anticipated low operating costs are expected to materially reduce Coeur’s overall cash costs, making Coeur a competitive low-cost producer in the sector. Following the commencement of production at the Palmarejo Project, Coeur anticipates that its operating costs will be below US$2.00 per ounce of silver (after by-product credits).

•	Sector Leading Liquidity: Coeur is currently listed on both the NYSE and TSX, and, in connection with the Transaction, Coeur intends to seek listing of its shares on the ASX in the form of CHESS Depositary Interests. Coeur expects to remain one of the world’s most liquid publicly-traded silver mining companies.

•	Strong Balance Sheet: Based on Coeur’s, Bolnisi’s and Palmarejo’s balance sheets as at December 31, 2006, the pro forma cash position of the combined company would be $382 million, which is expected to be sufficient to fund all three growth projects — San Bartolome, Kensington and Palmarejo — without further equity dilution.
“With this transaction we are establishing Coeur as the clear leader in the silver mining industry.” said Dennis E. Wheeler, Coeur’s Chairman, President and Chief Executive Officer. “Coeur will have an unrivaled platform of silver mines and projects, which we expect to provide substantial growth at low cost. In addition, we have performed substantial due diligence on the Palmarejo Project and are pleased to be making a substantial strategic investment in Mexico. We believe that we can add substantial value, leveraging our development, operational and exploration expertise to the Palmarejo Project. The Board of Directors and I are excited about the future of the combined company, and we look forward to delivering the significant benefits of the combination to all of our shareholders.”
Norman A. Seckold, Executive Chairman of Bolnisi, said “We are very excited about today’s announcement. This transaction provides our shareholders with immediate value for their shares as well as the opportunity to participate in the upside potential of what we believe will be the world’s premier silver producer. By leveraging Coeur’s expertise in underground and open cut project development, we expect to realize the full value of the Palmarejo Project.”
David Fennell, Chairman of the Special Committee of independent directors of Palmarejo said, “The Special Committee has undertaken a comprehensive review of the transaction, including seeking advice from both our financial advisor and legal counsel, and has received a fairness opinion from its financial advisor. The Special Committee also retained a separate and independent financial advisor to complete a formal valuation in connection with the transaction as contemplated by Canadian securities laws. After careful consideration, the Special Committee has unanimously recommended approving the transaction to the Palmarejo board of directors, who have in turn approved entering into the agreement. Furthermore, the Palmarejo board, on the recommendation of the Special Committee has authorized the submission of the arrangement to Palmarejo shareholders for their approval at a special meeting of shareholders and the Palmarejo Board unanimously recommends that Palmarejo shareholders vote in favor of the transaction.”

Terms of the Transaction
Under the terms of the Transaction, Coeur will acquire all of the outstanding shares of Bolnisi and all of the outstanding shares of Palmarejo not owned by Bolnisi in exchange for shares in Coeur. Based on the total number of outstanding shares of common stock for both Bolnisi and Palmarejo as of May 2, 2007, the Transaction has a total value of approximately US$1.1 billion.
Under the terms of the Transaction, Bolnisi shareholders will receive 0.682 Coeur shares for each Bolnisi share they own (or, at the election of the Bolnisi shareholder, CHESS Depositary Interests representing Coeur shares) under a Court approved Scheme of Arrangement pursuant to Australian law, and Palmarejo shareholders will receive 2.715 Coeur shares for each Palmarejo share they own under a Court approved Plan of Arrangement pursuant to Canadian law. In addition, Bolnisi and Palmarejo shareholders will receive a nominal cash payment equal to A$0.004 (US$0.003) per Bolnisi share and C$0.004 (US$0.003) per Palmarejo share.
Based on Coeur’s stock price as of close of business on May 2, 2007, Bolnisi shareholders will receive the equivalent of A$3.35 (US$2.76) per share, and Palmarejo shareholders will receive the equivalent of C$12.20 (US$11.00) per share. The agreed terms represent a 9% premium over Bolnisi’s closing stock price on May 1, 2007, the last full trading day before the company entered a trading halt, and a 14% premium over the volume-weighted average price of Bolnisi shares over the last 60 trading days. The agreed terms also represent a 40% premium over Palmarejo’s closing stock price on May 1, 2007, the last trading day for Palmajero before the transaction was announced, and a 32% premium over the volume-weighted average price of Palmarejo shares over the last 60 days.
Each of the directors of Bolnisi has entered into a call option deed, which, between them, grants Coeur the right to acquire up to 19.9% of Bolnisi’s outstanding shares held by the directors at the same price as that offered by Coeur to other Bolnisi shareholders under the Bolnisi Scheme of Arrangement.
Under the terms of the Transaction, Bolnisi, Palmarejo and Coeur have agreed to give each other exclusivity, subject to certain exceptions and have agreed to a reciprocal break fee of 1% payable in certain circumstances.
Palmarejo Project
The Palmarejo Project, expected to be one of the world’s lowest cost primary silver mines, is wholly-owned by, and the major asset of, Palmarejo. Bolnisi is the majority shareholder of Palmarejo, holding 73.6% of its outstanding shares.
The Palmarejo tenement covers approximately 12,160 hectares and the current development project is located on one of 14 silver targets identified to date on the tenement. The Palmarejo Project is located in the state of Chihuahua in northern Mexico and lies in Mexico’s premier silver region, the gold-silver belt of the Sierra Madre Occidental.
Construction of the Palmarejo Project began during September 2006. Based on Palmarejo mineral resource estimates and all the metallurgical and mining studies completed to date, Palmarejo is constructing a 2 million tonne per annum processing plant capable of producing 12 million ounces of silver and 110,000 ounces of gold annually, nearly equal to the 13 million silver ounces and 136,000 gold ounces expected to be produced by Coeur in 2007. Coeur and Palmarejo will form a joint management committee to oversee progress on the Palmarejo Project pending completion of the Transaction. The joint management committee will pursue an optimization scenario based on Coeur’s plan for a combined open pit and underground development targeting enhanced project economics, with first production expected in late 2008.

Approvals
The Transaction is subject to approval by the shareholders of Coeur, Bolnisi and Palmarejo, the completion of satisfactory due diligence by Coeur (which shall be completed within 30 days of this announcement) and the satisfaction of customary closing conditions (including completion of regulatory reviews and receipt of regulatory approvals, including those of antitrust agencies). The consummation of each of the Bolnisi transaction and the Palmarejo transaction is also conditioned upon the consummation of the other transaction, although Coeur has the right to waive this condition if the Palmarejo transaction does not proceed, and still proceed with the Bolnisi transaction. Assuming timely completion of the required regulatory processes and receipt of the required shareholder and Court approvals, the companies expect the Transaction to be completed in the third quarter of 2007.
The Bolnisi Scheme of Arrangement requires the approval of three-fourths of the total shares voted, plus half of the shareholders present and voting at the meeting, either in person or by proxy. The Palmarejo Plan of Arrangement must be approved by two-thirds of the votes cast by shareholders present and voting at a special meeting of shareholders called to consider the Transaction, as well as a simple majority of the votes cast by such shareholders (excluding interested parties). Both Arrangements require approval by the applicable courts in Canada and Australia.
Coeur’s Board of Directors has unanimously approved the Transaction and recommends that Coeur shareholders vote in favor of proposals required for its implementation. Prior to the Bolnisi and Palmarejo shareholder meetings, Coeur will convene a special meeting of its shareholders to approve an amendment to Coeur’s articles of incorporation to increase the number of its authorized capital and to approve the issuance of shares required to implement the Transaction. These proposals require the approval of a majority of the Coeur shares that are present or represented by proxy at the shareholder meeting.
CIBC World Markets is acting as financial advisor to Coeur. Freehills, Gibson, Dunn & Crutcher LLP, Goodmans LLP and Rubio Villegas y Asociados, S.C. are acting as legal counsel to Coeur. Cormark Securities Inc. is acting as financial advisor to Bolnisi and Minter Ellison and Dorsey & Whitney LLP are acting as legal counsel. Dundee Securities Corporation is acting as financial advisor to Palmarejo’s Special Committee and Westwind Partners Inc. has provided a formal valuation to the Special Committee of independent directors of Palmarejo and Stikeman Elliott LLP and Dorsey & Whitney LLP are acting as Palmarejo’s legal counsel.
Conference Call Information
Coeur will host a conference call and webcast on Thursday, May 3, 2007, at 9:30 am ET to discuss this announcement. The conference call can be accessed by dialing 888-868-9080 (US and Canada) and 973-935-8511 (International) and the access code is 8763642. The conference call and presentation will also be webcast on Coeur’s website: www.coeur.com.
About Coeur d’Alene Mines
Coeur d’Alene Mines Corporation is one of the world’s leading primary silver producers and a growing gold producer. The company has mining interests in Alaska, Argentina, Australia, Bolivia, Chile, Nevada, and Tanzania.
About Bolnisi
Bolnisi Gold NL is an Australia-based company engaged in mining and exploration for gold and minerals. The Company’s activities are all Mexican precious metals operations with an existing portfolio of projects, which include the Palmarejo Silver-Gold project (including Trogan), Chihuahua; the Yecora Gold-Silver project, Sonora, and the El Realito Gold-Silver project, Chihuahua.

About Palmarejo
Palmarejo Silver And Gold Corporation is a silver/gold exploration company listed on the TSX Venture Exchange under the symbol “PJO”. Palmarejo’s principal activity is to explore and develop gold and silver properties located in the Temoris District of Chihuahua, Mexico within the Sierra Madre Occidental mountain range.
Technical Disclosure
Except as described in the paragraphs below, scientific and technical information in this news release relating to the mineral projects of Coeur and the Palmarejo Project was prepared under the supervision of Kenneth M. Phillips, geologist of VOP Mining Services Pty Ltd who is also a director of Bolnisi Gold NL. Mr. Phillips is a qualified person under Canadian National Instrument 43-101 (“NI 43-101”) and a Member of the Australasian Institute of Mining and Metallurgy. Mr Phillips has sufficient experience which is relevant to the style of mineralisation and type of deposit under consideration and to the activity which he is undertaking to qualify as a Competent Person as defined in the 2004 Edition of the ‘Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves’. Mr Phillips has consented to the inclusion in this press release of the matters based on his information in the form and context in which it appears.
Donald J. Birak, Coeur’s Senior Vice President of Exploration, is the qualified person responsible for the preparation of the scientific and technical information concerning Coeur’s reserve and resource information in this news release. Mr. Birak has reviewed the available data and procedures and believes the collection of exploration data and calculation of Coeur’s mineral reserves and resources reported in this news release was conducted in a professional and competent manner. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of the Rochester, Cerro Bayo, Martha, San Bartolome, Kensington, Endeavor and Broken Hill projects as filed on SEDAR at www.sedar.com.
The definitions of proven and probable mineral reserves and resources under NI 43-101 are substantially identical to the definitions of such reserves under Guide 7 of the SEC’s Securities Act Industry Guides. Mineral resources are in addition to mineral reserves and have not demonstrated economic viability.
This press release uses the terms “Measured”, “Indicated” and “Inferred” Resources. U.S. investors are advised that while such terms are recognised and required by Canadian regulations, the Securities and Exchange Commission does not recognise them. “Inferred Resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Resources may not form the basis of feasibility or other economic studies. U.S. investors are cautioned not to assume that all or any part of Measured or Indicated Resources will ever be converted into reserves. U.S. investors are also cautioned not to assume that all or any part an Inferred Mineral Resource exists, or is economically or legally mineable.
Cautionary Statement
This press release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding the terms and conditions of the proposed transaction and anticipated operating results. Such statements are subject to numerous assumptions and uncertainties, many of which are outside the control of Coeur or Palmarejo, as the case may be. Operating, exploration and financial data, and other statements in this press release are based on information that Coeur or Palmarejo, as the case may be, believes is reasonable, but involve significant uncertainties affecting the business of Coeur or Palmarejo, as the case may be, including, but not limited to, future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion and/or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries, as well as other uncertainties and risk factors set out in filings made from time to time with the SEC and the Ontario Securities Commission, including, without limitation, Coeur’s reports on Form 10-K and Form 10-Q and Palmarejo’s Annual Information Form. Additionally, there are risks that the parties will not proceed with the Transaction, that the ultimate terms of the Transaction will differ from those that currently are contemplated, and that the Transaction will be not be successfully completed for any reason (including the failure to obtain the required approvals or clearances from regulatory authorities). Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur and Palmarejo disclaim any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur and Palmarejo undertake no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur and Palmarejo, their financial or operating results or their securities or the Transaction.
Additional Information
The proxy statement that Coeur plans to file with the United States Securities and Exchange Commission (“SEC”) and Canadian securities regulators and mail to its shareholders will contain information about Coeur, Bolnisi, Palmarejo, the Palmarejo Project, the Transaction and related matters. Shareholders are urged to read the proxy statement carefully when it is available, as it will contain important information that shareholders should consider before making a decision about the Transaction. In addition to receiving the proxy statement from Coeur by mail, shareholders will also be able to obtain the proxy statement, as well as other filings containing information about Coeur, without charge, from the SEC’s website (www.sec.gov) and the Canadian securities regulators’ website (www.sedar.com) or, without charge, from Coeur. This announcement is neither a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of Coeur. Coeur and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Coeur’s shareholders with respect to the proposed Transaction. Information regarding any interests that Coeur’s executive officers and directors may have in the Transaction will be set forth in the proxy statement. The Coeur shares to be issued in the Transaction have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Coeur intends to issue such Coeur shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities Act.
Copies of the merger implementation agreements and certain related documents will be filed with the SEC and Canadian securities regulators and will be available at the SEC’s website at www.sec.gov and at the Canadian securities regulators’ website at www.sedar.com.

Contacts:
Coeur:
Mitchell J. Krebs
Senior Vice President — Corporate Development
(888) 545-1138
Matthew Sherman / Jennifer Schaefer
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
Bolnisi:
Norman Seckold
Chairman
011 (61 2) 9247 5300
Palmarejo:
James Crombie
President & CEO
(450) 677-2253

Coeur’s Proven Mineral Reserves (Year-end 2006)

		Short	Grade (ounces/ton)		Ounces (000s)
Property	Location	Tons (000s)	Silver	Gold	Silver	Gold

Rochester	Nevada, USA	3,720	0.66	0.007	2,436	26
Cerro Bayo	Chile	375	10.41	0.20	3,902	75
Martha	Argentina	33	64.05	0.10	2,118	3
San Bartolome	Bolivia	—	—	—	—	—
Kensington	Alaska, USA	—	—	—	—	—
Endeavor	Australia	9,700	1.59	—	15,420	—
Broken Hill	Australia	10,064	1.46	—	14,648	—

		23,892			38,524	105

Coeur’s Probable Mineral Reserves (Year-end 2006)

		Short	Grade (ounces/ton)		Ounces (000s)
Property	Location	Tons (000's)	Silver	Gold	Silver	Gold

Rochester	Nevada, USA	—	—	—	—	—
Cerro Bayo	Chile	259	8.66	0.18	2,242	47
Martha	Argentina	66	59.97	0.08	3,966	6
San Bartolome	Bolivia	46,176	3.29	—	151,882	—
Kensington	Alaska, USA	4,419	—	0.31	—	1,352
Endeavor	Australia	11,684	1.42	—	16,563	—
Broken Hill	Australia	2,844	1.18	—	3,368	—

		65,448			178,021	1,405

Mineral Reserves correspond to Ore Reserves per US SEC classification. Metal prices used to determine ore reserves were $8.00/oz. Ag and $475.00/oz. Au at Cerro Bayo, Martha and Rochester; $10.0/oz Ag at Endeavor; $10.12/oz Ag. at Broken Hill; $6.00/oz Ag at San Bartolome; and $550/oz Au at Kensington. Endeavor and Broken Hill reserves are as of June 30, 2006.

Coeur’s Measured Mineral Resource (Year-end 2006)

		Short	Grade (ounces/ton)		Ounces (000s)
Property	Location	Tons (000s)	Silver	Gold	Silver	Gold

Rochester	Nevada, USA	12,304	0.94	0.01	11,598	88
Cerro Bayo	Chile	455	9.38	0.17	4,267	75
Martha	Argentina	19	39.44	0.06	739	1
San Bartolome	Bolivia	—	—	—	—	—
Kensington	Alaska, USA	—	—	—	—	—
Endeavor	Australia	3,748	3.00	—	11,259	—
Broken Hill	Australia	2,105	2.31	—	4,870	—

		18,631			32,733	164

Coeur’s Indicated Mineral Resource (Year-end 2006)

		Short	Grade (ounces/ton)		Ounces (000s)
Property	Location	Tons (000's)	Silver	Gold	Silver	Gold

Rochester	Nevada, USA	2,931	0.92	0.01	2,705	21
Cerro Bayo	Chile	727	6.11	0.14	4,436	100
Martha	Argentina	31	39.24	0.06	1,211	2
San Bartolome	Bolivia	70	2.29	—	160	—
Kensington	Alaska, USA	3,136	—	0.20	—	623
Endeavor	Australia	4,519	3.12	—	14,105	—
Broken Hill	Australia	1,510	1.96	—	2,956	—

		12,924			25,573	746

Coeur’s Inferred Mineral Resource (Year-end 2006)

		Short	Grade (ounces/ton)		Ounces (000s)
Property	Location	Tons (000's)	Silver	Gold	Silver	Gold

Rochester	Nevada, USA	—	—	—	—	—
Cerro Bayo	Chile	1,328	9.00	0.16	11,944	208
Martha	Argentina	63	45.76	0.05	2,875	3
San Bartolome	Bolivia	1,096	3.52	—	3,851	—
Kensington	Alaska, USA	1,184	—	0.21	—	243
Endeavor	Australia	1,102	2.51	—	2,765	—
Broken Hill	Australia	7,256	4.64	—	33,674	—

		12,028			55,109	453

Mineral resources correspond to mineralised material per US SEC guidelines. Mineral resources are in addition to mineral reserves and have not demonstrated economic viability.

Palmarejo’s Mineral Resource Statement

Mineral Resource	Tonnes	Au	Ag	Au	Ag
category	(millions)	(g/t)	(g/t)	(Oz)	(Moz)

Palmarejo[1]
Measured	5.4	2.22	200	384,000	34.6
Indicated	9.1	2.00	186	587,000	54.66
Inferred	4.0	1.31	138	169,000	17.93

Guadalupe[2]
Inferred	5.7	0.83	106	155,000	19.57

La Patria[3]
Inferred	3.6	1.49	35	171,000	4.03

1.	Source: Palmarejo Updated Resource Statement — 24 October 2006 — A 0.8 g/t AuEq cutoff has been applied to Palmarejo — only those blocks with higher interpolated grade than these cutoffs have been included in the mineral resource statement above. Gold equivalent grades and ounces were calculated using a gold to silver ratio of 1:55 based on recent gold to silver ratios and projected metallurgical recoveries.

2.	Source: Palmarejo Initial Resource Statement for Guadalupe — 24 October 2006 — 0.8 g/t AuEq cutoff has been applied to Guadalupe above 1300 m elevation. A 3.0 g/t AuEq cutoff has been applied to Guadalupe below 1300 m elevation. Only those blocks with higher interpolated grade than this cutoff have been included in the mineral resource statement above. Gold equivalent grades and ounces were calculated using a gold to silver ratio of 1:55 based on recent gold to silver ratios and projected metallurgical recoveries.

3.	Source: Palmarejo Initial Resource Statement for the La Patria Project — 16 January 2007 — A 0.8 g/t AuEq cut-off has been applied to the La Patria resource estimate. Only those blocks with higher interpolated grade than this cut-off have been included in the mineral resource statement above. Gold equivalent grades and ounces were calculated using a gold to silver ratio of 1:55 based on recent gold to silver ratios and projected metallurgical recoveries.